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                                                                       Exhibit 8


Board of Directors
Regional Bank of Colorado, National Association
Rifle, Colorado


Members of the Board:

     Re: Federal Income Tax Consequences of the Proposed Merger of Regional Bank of Colorado, National Association, with Norwest Interim Bank Regional, National Association, a Subsidiary of Norwest Corporation

You have requested the opinion of GRA, Thompson, White & Co., P.C. regarding certain federal income tax consequences resulting from the merger of Regional Bank of Colorado, National Association ("Regional") with Norwest Interim Bank Regional, National Association ("Interim"), a subsidiary of Norwest Corporation ("Norwest"). Specifically, you have requested our opinion that the form and substance of the merger (the "Merger") of Regional with Interim constitutes a tax-free reorganization under Code Sections 368 (a)(1)(A) and 368 (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by the shareholders of Regional upon the receipt of Norwest Common Stock in exchange for their Regional common stock upon consummation of the Merger.

The proposed transaction is described in the section of this letter entitled "STATEMENT OF FACTS," and the federal tax consequences of the proposed transaction are set forth in the section of this letter entitled "OPINION."


                               STATEMENT OF FACTS
                               ------------------

Norwest, a Delaware corporation, is a registered bank holding company which owns 100 percent of the outstanding common stock of Interim.

Norwest has authorized 509,000,000 shares of capital stock, consisting of 500,000,000 shares of Norwest Common Stock, 5,000,000 shares of preferred stock without par value ("Norwest Preferred Stock") and 4,000,000 shares of preference stock without par value ("Norwest Preference Stock"). As of December 31, 1995, Norwest had issued (i) 358,332,153 shares of Norwest Common Stock, of which 352,760,457 shares were outstanding and 5,571,696 shares were held as treasury shares, and (ii) 2,119,681 shares of Norwest Preferred Stock, consisting of 1,127,125 shares of 10.24% Cumulative Preferred Stock, 980,000 shares of Cumulative Tracking Preferred Stock (of which 25,000 shares were held by a subsidiary of Norwest), 12,984 shares of ESOP Cumulative Convertible Preferred Stock and 24,572 shares of 1995 ESOP Cumulative

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Convertible Preferred Stock.  On January 2, 1996, all of the outstanding shares of 10.24% Cumulative Preferred Stock and related depositary shares were redeemed at the $100 stated value. On February 27, 1996, Norwest issued 59,000 shares of its 1996 ESOP Cumulative Preferred Stock. All of these outstanding shares of Norwest are validly issued, fully paid, and nonassessable.

Interim, a national banking association, has authorized 1,000 shares of voting common stock, par value $100 per share, of which 1,000 shares are outstanding and owned by Norwest.

Regional, a national banking association, has authorized 27,000 shares of voting common stock, par value $20 per share, of which 24,366 shares are outstanding. All of the outstanding shares of Regional are validly issued, fully paid, and nonassessable.

For what has been represented to us to be valid business purposes, Norwest and Regional want to reorganize their businesses. In order to reach that result, the following transaction is proposed:

(1) Pursuant to the Agreement and Plan of Reorganization dated December 20, 1995, between Norwest and Regional, Regional will merge with and into Interim with Regional surviving the Merger. Pursuant to the merger all assets and liabilities of Regional and Interim will become assets and liabilities of Regional and the separate corporate existence of Interim will cease.

(2) On the effective date of the merger, Regional shareholders will, in exchange for the surrender and cancellation of their respective stock interests in Regional, receive 14.569 shares of Norwest voting common stock, with cash paid for fractional shares, for each share of Regional common stock held at that time, provided, however, that Norwest shall have no obligation to issue more than 355,000 shares of Norwest Common Stock to effect the exchange of 100 percent of the issued and outstanding Regional common stock.

3) A minimum of two-thirds of the Regional Common Stock has been voted by the shareholders for approval of the Agreement and Plan of Reorganization and these shareholders have agreed not to revoke such approval.


The following additional representations have been made in regard to the proposed merger:

(a) There is no plan or intention by the Regional shareholders to sell or otherwise dispose of any Norwest Common Stock received by them in the transaction which would reduce their ownership of Norwest Common Stock to a number of shares having, in the aggregate, a fair market value as of the effective date of the transaction of less than 50 percent of the fair market value of the formerly outstanding common stock of Regional as of the date of the transaction. For purposes of this representation, any sale or other disposition of the Regional common stock occurring prior or subsequent to the exchange which is part of the Merger will be considered in determining whether there will be a 50 percent continuing interest through common stock ownership as of the effective date of the Merger.


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(b)  Norwest has no plan or intention to redeem or otherwise reacquire any of its Norwest Common Stock to be issued in the proposed Merger.

(c) Norwest has no plan or intention to sell or otherwise dispose of any of the common stock or assets of Regional except in the ordinary course of business.

(d) The liabilities to which the transferred assets of Regional are subject were incurred by Regional in the ordinary course of its business.

(e) Following the Merger, Norwest will continue the historic business of Regional in a substantially unchanged manner.

(f) Norwest, Regional and the shareholders of Regional will each pay their own fees and expenses in connection with the Merger.

(g) There is no intercorporate debt existing between Norwest and Regional that was issued, acquired, settled or will be settled at a discount.

(h) No two parties to the Merger are investment companies within the meaning of such terms as used in Code Section 368 (a)(2)(F)(iii) and (iv).

(i) Regional is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368 (a)(3)(A).

(j) The fair market value and the adjusted tax basis of the assets of Regional will exceed the sum of the liabilities assumed by Norwest on the effective date of the Merger plus the liabilities, if any, to which the assets of Regional are subject.

(k) The fair market value of the Norwest Common Stock plus the cash for fractional shares to be received by each of the Regional shareholders in the Merger is approximately equal to the fair market value of the Regional common stock exchanged therefor.

(l) None of the Norwest Common Stock issued in the Merger to the Regional shareholders will represent compensation for past or future services.

(m) On the date of the Merger, the aggregate fair market value of the Norwest Common Stock to be received by the Regional shareholders will exceed any cash to be paid.

(n) There have been no material changes in the share holdings of Regional within the previous 2 years or in contemplation of the Merger described herein.


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                                   DISCUSSION
                                   ----------



Classification as a Reorganization
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Code Section 368 (a)(1)(A) provides that a reorganization includes a statutory merger. A statutory merger may be achieved only by strict compliance with the applicable corporate laws of the United States, a state or territory of the United States, or the District of Columbia.

Code Section 368(a)(2)(E) provides that a transaction otherwise qualifying under Code Section 368(a)(1)(A) shall not be disqualified by reason of the fact that stock of corporation (Norwest) which before the merger was in control of the merged corporation (Interim) is used in the transaction if, after the transaction, the corporation surviving the merger (Regional) holds substantially all of its properties and of the properties of the merged corporation (Interim); and, in the transaction, former shareholders of the surviving corporation (Regional) exchanged, for an amount of voting stock of the controlling corporation (Norwest), an amount of stock in the surviving corporation (Regional) which constitutes control of such corporation.

The general requirements of a reorganization under Code Sections 368 (a)(1)(A) and 368 (a)(2)(E) include (1) a valid corporate business purpose, (2) continuity of business enterprise, and (3) continuity of interest.

Continuity of business enterprise requires that the transferee corporation either continue the transferor corporation's historic business or use a significant portion of the transferor's historic business assets, Treasury Regulation Section 1.368-1(d)(2).

All facts and circumstances are evaluated in determining whether a particular transaction meets this standard. If the policy objective of granting tax-free reorganization treatment only for "readjustments of continuing interests in property under modified corporate form" (Treasury Regulation Section 1.368-1(d)(2)) is met, the Internal Revenue Service ("IRS") has ruled that the merger qualifies as a reorganization. In this transaction, Norwest will acquire all of the stock of Regional currently owned by Regional shareholders and Norwest will continue the operations of Regional substantially unchanged. Therefore, this requirement should be met.

The regulations under Code Section 368(a) do not establish the amount of qualifying consideration to satisfy the continuity of interest requirement. Treasury Regulation Section 1.368-1(b) states "Requisite to a reorganization under the Code are a continuity of the business enterprise under the modified corporate form...a continuity of interest on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization."  The IRS, however, has promulgated a definite test as to the amount of consideration necessary to satisfy the continuity of interest requirement for purposes of obtaining a private letter ruling. Under Revenue Procedure 77-37, 1977-2 C.B. 568, the continuity of interest requirement of Treasury Regulation Section 1.368-1(b) is satisfied if:

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There is continuing interest through stock ownership in the acquiring or transferee corporation...on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all the formerly outstanding stock of the acquired or transferor corporation as of the same date. It is not necessary that each shareholder of the acquired or transferor corporation receive in the exchange, stock of the acquiring or transferee corporation...which is equal in value to at least 50 percent of the value of his former stock interest in the acquired or transferor corporation, so long as one or more of the shareholders of the acquired or transferor corporation have a continuing interest through stock ownership in the acquiring or transferee corporation...which is, in the aggregate, equal in value to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation.

It has been represented in this transaction that the Regional shareholders will receive Norwest Common Stock having a fair market value of not less than 50 percent of the fair market value of the formerly outstanding common stock of Regional. Thus, it has been represented that there will be a level of continuity of interest which meets the IRS guidelines for ruling.

A bona fide corporate business purpose is also vital to a tax-free reorganization. Treasury Regulation Section 1.368-1(c) states: "A scheme which involves an abrupt departure from normal reorganization procedure in connection with a transaction on which the imposition of tax is imminent, such as a mere device that puts on a form of a corporate reorganization as a disguise for concealing its real character, and the object and accomplishment of which is a consummation of a preconceived plan having no business or corporate purpose, is not a plan of reorganization." Evidence should be prevalent that the transaction is logical and sound from a business standpoint and that tax considerations be secondary. It has been represented that there are bona fide business reasons for consummating the Merger of Regional and Interim and thus it has been assumed that this requirement has been met.

Provided that (1) the merger of Regional with Interim is undertaken for a valid business purpose, (2) after the transaction Norwest continues the historic business of Regional and (3) Regional shareholders exchange for Norwest common stock an amount of Regional common stock constituting a continuity of interest, then the transaction should constitute a reorganization within the meaning of Code Section 368 (a)(1)(A). Norwest and Regional will each be a "party to reorganization" within the meaning of Code Section 368 (b).


Nonrecognition of Gain or Loss
- ------------------------------

Code Section 354 (a)(1) provides that stock or securities in one corporation which is a party to a reorganization may be exchanged for stock or securities in another corporation which is also a party to the reorganization without the recognition of gain or loss.  In order that an exchange of stock or securities may qualify for nonrecognition of gain or loss, it is necessary that (a) there be a reorganization, (b) the stock or securities exchanged be stock or securities in a corporation a party to the reorganization, (c) the exchange be affected in pursuance of a plan of reorganization,

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and (d) the exchange be made solely for stock or securities in another corporation also a party to the reorganization.


Receipt of Consideration Other Than Stock
- -----------------------------------------

Code Section 356 (a)(1) provides that, if the nonrecognition rule of Code
Section 354 would apply to an exchange but for the fact that money or other property is received in addition to stock, then gain, if any, to the recipient shall be recognized to the extent of the sum of money and the fair market value of other property received. However, no loss from such exchange shall be recognized. Therefore, the Regional shareholders will recognize gain, if any, on their receipt of Norwest Common Stock and cash for fractional shares in exchange for their Regional common stock, but only to the extent of cash received in the exchange.

Code Section 356 (a)(2) provides that if a receipt of cash by Regional shareholders has the effect of the distribution of a dividend, then the gain recognized by Regional shareholders may be taxed as a dividend rather than as a capital gain. In order for Regional shareholders to determine if the receipt of cash has the effect of a dividend, an analysis must be done for each Regional shareholder receiving cash. This analysis should apply the principles announced by the Supreme Court in Donald E. Clark, 489 U.S. 726 (1989), with reference to Revenue Ruling 93-61 and Revenue Ruling 76-385. Each affected shareholder of Regional should consult their own tax advisor on this matter.


Basis and Holding Period of Stock
- ---------------------------------

Code Section 358 provides that shareholders receiving solely qualifying stock or securities in a reorganization retain the same tax basis for such stock as they had in the stock or securities surrendered. Accordingly, the basis of Regional shareholders in their newly received Norwest Common Stock will be the same as their basis in the Regional common stock surrendered. Other than cash for fractional shares, the Regional shareholders will receive solely Norwest Common Stock. Consequently, the general rule of carryover basis will govern this transaction for those receiving Norwest stock.

If the property received in an exchange has the same basis as the property given up, then Code Section 1223 (1) applies to determine the holding period for the property received. Code Section 1223 (1) provides that if the property surrendered is a capital asset then the period during which the taxpayer held the property surrendered in the exchange is added to the period he holds the property received in the exchange in order to determine the holding period of the property received.

The status of property as a capital asset is determined under Code Section 1221, which defines a "capital asset" as any property of a taxpayer other than property specifically excluded by the Code. Generally, the stock of a corporation will be treated as a capital asset under this section.
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Therefore, provided that the Regional common stock is a capital asset, each
Regional shareholder will be able to include his respective ownership period of the Regional common stock in determining the holding period of the Norwest Common Stock received in the proposed Merger.


                                    OPINION
                                    -------

Based on the forgoing, it is the opinion of GRA, Thompson, White & Co., P.C. that the Merger of Regional with Interim, in accordance with federal law will be treated as a tax-free reorganization under Sections 368 (a)(1)(A) and 368
(a)(2)(E) of the Code.

Each Regional shareholder who receives both cash for fractional shares and Norwest Common Stock will realize gain, if any, measured by the excess of the fair market value of the Norwest Common Stock plus the cash received over the adjusted tax basis of such shareholder's Regional common stock surrendered. However, gain will only be recognized by each Regional shareholder to the extent of any cash received. The characterization of the gain recognized as ordinary income (i.e. dividend) or capital gain will be made on a shareholder by shareholder basis.

The basis of the Norwest Common Stock received by Regional shareholders will be the same as the basis of the Regional common stock surrendered in the exchange decreased by the amount of cash received by such shareholder, increased by the amount treated as a dividend, and increased by the amount of capital gain recognized.

Provided the Regional common stock surrendered was held as a capital asset on the date of the Merger, then the holding period of the Norwest Common Stock received will include the holding period of the Regional common stock surrendered in exchange therefor.


                             LIMITATIONS ON OPINION
                             ----------------------

The opinions expressed in this letter are rendered only with respect to the specific matters discussed herein, and we express no opinion with respect to any other legal, federal, or state income tax aspect of this transaction. If any of the above-stated facts, circumstances, or representations are not entirely complete or accurate, it is imperative that we be informed in writing immediately, as their inaccuracy could have a material effect on our conclusions. We have not independently verified each of the above facts or representations.

In rendering our opinion, we are relying upon the relevant provisions of the Code, the regulations thereunder, and judicial and administrative interpretations thereof, all as of the date of this letter, all of which are subject to change or modification by subsequent legislative, regulatory, administrative or judicial decision. Such change could also have an effect on our conclusions. We undertake no obligation to update our opinion in the event of any such change.
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This opinion letter represents merely our view of the transaction.  No assurance can be given that the courts, Treasury Department, or Internal Revenue Service will agree with our views. Moreover, this opinion is solely for the use of Regional in evaluating this proposed transaction. No other use of this opinion is authorized.

GRA, Thompson, White & Co., P.C.